UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 17, 2011

Clear-Lite Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52877	20-8257363
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

102 NE 2nd Street, PMB 400
Boca Raton, FL 33432-3908
(Address of principal executive offices, including zip code)

(561) 544-6966
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 17, 2011 (the “Effective Date”), Clear-Lite Holdings, Inc., a Nevada corporation (the “Company”), entered into a convertible promissory note (the “Note”) in the face amount of $75,000 (the “Loan”) with a single accredited investor (the “Investor”).

Pursuant to the terms of the Note, the Investor funded $50,000 to the Company in consideration of the receipt of the Note in the face amount of $75,000 executed in favor of the Investor.  The Note was issued with an original issue discount of $25,000.

The Note bears zero interest and has a maturity date of February 17, 2013 (the “Maturity Date”).  Under the terms of the Note, after a period of 6 months from the Effective Date, the Investor or the Company are entitled, at either party’s option, to convert all or part of the Loan into shares of the Company’s common stock (the date of such conversion, the “Conversion Date”), par value $0.001 per share (the “Common Stock”), at a conversion price equal to the average closing price of the Common Stock on the five (5) trading days immediately preceding the Conversion Date, subject to adjustment in certain circumstances.  At the sole option of the Company, the Note is payable in full or shall be convertible in full on the Maturity Date.

The Note is subject to various default provisions (each an “Event of Default”) and the occurrence of an Event of Default will cause the outstanding principal amount under the Note and all other amounts payable thereunder to become immediately due and payable to the Investor.

The foregoing description of the Note is not intended to be complete and is qualified in its entirety by the complete text of the Note attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See item 1.01

The sale of the Note by the Company was an unregistered sale of securities conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of $75,000 Convertible Promissory Note, dated February 17, 2011 between Clear-Lite Holdings, Inc. and the investor named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clear-Lite Holdings, Inc.

Date: February 23, 2011	By:	/s/ Paul E. Niedermeyer
	Name:	Paul E. Niedermeyer
	Title:	Chief Executive Officer